Exhibit 10.22

AGREEMENT AND FOURTH AMENDMENT TO

CREDIT AGREEMENT

This Agreement and Fourth Amendment to Credit Agreement (this “Amendment”) dated as of December 10, 2004 among the financial institutions (collectively, the “Banks”) party to the Credit Agreement (as such term is hereinafter defined); INTEGRATED ELECTRICAL SERVICES, INC. (the “Borrower”), and JPMORGAN CHASE BANK, N.A. (successor by merger to Bank One, NA, with its main office in Chicago, Illinois), as administrative agent (in such capacity, the “Administrative Agent”) for the Banks;

W I T N E S S E T H:

WHEREAS, the Borrower, the Banks and the Administrative Agent executed and delivered that certain Credit Agreement (as heretofore amended and supplemented, the “Credit Agreement”) dated as of February 27, 2004; and

WHEREAS, the Borrower, the Banks and the Administrative Agent now desire to amend the Credit Agreement to (a) shorten the stated maturity of the Notes; (b) provide for certain required prepayments; (c) change the interest rate applicable to the Notes; (d) modify certain financial covenants, and (e) otherwise amend the Credit Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and warranties herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereby agree as follows:

Section 1. Section 1.1 of the Credit Agreement is hereby amended to add thereto the following definitions, which shall read in their entirety as follows:

“Asset Sale Percentage” means (a) 100% until the Total Exposure is equals $102,500,000; (b) 90% if the Total Exposure is less than $102,500,000 but not less than $90,000,000, and (c) 80% if the Total Exposure is less than $90,000,000; provided that if the Restricted Entities have retained $10,000,000 of the Net Cash Proceeds from all Asset Sales, then the Asset Sale Percentage shall be 100%.

“Bonded Accounts” means and includes all now owned or hereafter acquired accounts (as defined in the Uniform Commercial Code) and (whether included in such definition) accounts receivable; and proceeds, including without limitation, all insurance proceeds and letter of credit proceeds, in each case solely to the extent such accounts, accounts receivable, and proceeds arise out of a Bonded Contract, including, but not limited to, Retainage, and all forms of obligations whatsoever owing to any Restricted Entity under instruments and documents of title constituting the foregoing or proceeds thereof; and all rights, securities, and guarantees with respect to each of the foregoing.

“Bonded Contract” means any existing or future contract in respect of which any Surety Bond is issued on behalf of any Restricted Entity.

“Bonded Job Site” means the site specified in a Bonded Contract where any Restricted Entity is to perform the specialized electrical and communication services required thereunder, including all other labor, materials, equipment and services provided or to be provided to fulfill its obligations thereunder.

“Bonded Equipment” means all now owned or hereafter acquired right, title and interest with respect to equipment (as defined in the Uniform Commercial code) and (whether or not included in such definition) all other personal property in each case which is delivered to, prefabricated for or specifically ordered for a Bonded Job Site, whether or not the same will be deemed to be affixed to, arise out of or relate to any real property, together with all accessions thereto.

“Bonded Inventory” means all now owned and hereafter acquired inventory, including, without limitation, goods, merchandise and other personal property furnished under any contract of service, Bonded Contract or intended for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description in each case which is delivered to, prefabricated for or specifically ordered for a Bonded Job Site.

“Bonded Retainage” means contract proceeds periodically withheld by an account debtor to provide further security for the performance by any Restricted Entity of a Bonded Contract, and as such are payable to it only upon a clear demonstration of compliance with terms of the Bonded Contract.

“Core Group” means those Subsidiaries of the Borrower identified as members of the Core Group in a confidential, non-public notice from the Borrower to the Lenders; but if the Borrower sells all or substantially all of the assets of a member of the Core Group, then such Subsidiary will no longer be a member of the Core Group.

“Core Group EBITDA” means the combined EBITDA of the Core Group, where the EBITDA of each member of the Core Group is determined before any charge or allocation of corporate overhead, unless such overhead is directly related to such member of the Core Group (such as unit level insurance and benefit costs, etc.).

“Extension Conditions” means (a) no Default or Event of Default exists; (b) the Borrower has paid an extension fee of $1,000,000 to the Administrative Agent for the ratable benefit of the Banks; (c) as of September 30, 2005, the ratio of (1) the consolidated Total Debt of the Borrower as of such date to (2) the consolidated EBITDA of the Borrower for the 12 months then ending was not greater than 4.00 to 1; (d) the Net Letter of Credit Exposure equals zero; (e) the Revolving Loan Commitments does not exceed $75,000,000, and (f) the Borrower and the Majority Banks (or, if otherwise required by this Agreement, all of the Banks) have negotiated a mutually agreeable amendment of the Credit Documents, including but not limited to amendments of Sections 2.2(e) and 5.5 to address dates beyond the dates currently contained therein, all such amendments to be acceptable to each of the parties thereto in its sole, unfettered and absolute discretion.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds thereof received by any Restricted Entity in the form of cash, including payments in respect of deferred payment obligations when received in the form of cash (except to the extent that such obligations are financed or sold with recourse to any Restricted Entity) net of (a) brokerage commissions and other fees and expenses (including, without limitation, fees and expenses of legal counsel and investment bankers, recording fees, transfer fees and appraisers’ fees) related to such Asset Sale; (b) provisions for all taxes payable as a result of such Asset Sale; (c) amounts required to be paid to any Person (other than a Restricted Entity) owning a beneficial interest in the assets subject to the Asset Sale; (d) payments made to permanently retire Debt where payment of such Debt is secured by the assets or properties the subject of such Asset Sale, and (e) appropriate amounts to be provided by a Restricted Entity as a reserve required in accordance with generally accepted accounting principles against any liabilities associated with such Asset Sale and retained by a Restricted Entity after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale; but any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Cash Proceeds.

“Net Letter of Credit Exposure” means, as of any date of its determination, the Letter of Credit Exposure minus the balance in the Letter of Credit Collateral Account.

“Proposed Surety Collateral” means (a) all of the right, title and interest of the Restricted Entities in and to all existing and future Bonded Contracts and associated contract rights; (b) Bonded Accounts; (c) all claims, rights and choses in action against any account debtor on any Surety Bond or against any other Person with respect to any Bond or Bonded Contract; (d) to the extent assignable (other than to the extent that any such prohibition and assignment term would be rendered ineffective pursuant to applicable law) all rights and actions that any Restricted Entity may have or acquire in any subcontract, purchase order or other agreement in connection with any Bonded Contract, and against any subcontract, purchase order or other agreement with any Person furnishing or agreeing to furnish or supply vehicles, labor, supplies, machinery or other inventory or equipment in connection with or on account of any Bonded Contract, and against any surety or sureties of any such subcontractor, laborer or other Person; (e) Bonded Equipment; (f) Bonded Inventory; (g) any and all books, accounts, computer software and other computer-stored information, and any and all drawings, plans, specifications, shop and as-built drawings used in or necessary to fully perform all obligations and services required of any Restricted Entity under the Bonded Contracts; (h) all progress schedules, work in process schedules

(including, but not limited to, estimates of completion costs), accounts receivable ledgers, accounts payable ledgers and estimates of completion costs relating to any and all Bonded Contracts, and (i) any and all proceeds remaining due to Restricted Entities and products arising with respect thereto.

“Surety Collateral Release” means the release of the Proposed Surety Collateral from Liens securing the Credit Obligations and the concurrent granting of Liens in the Proposed Surety Collateral to secure obligations with respect to Surety Bonds obtained by any Restricted Entity.

“Total Exposure” means, as of any date, the sum of the Term Loan plus the Revolving Loan Commitments on such day.

Section 2. Clause (c)(iv) of the definition of “Permitted Liens” contained in Section 1.1 of the Credit Agreement is hereby amended to read in its entirety as follows:

(iv) Liens in the form of vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction, or other like Liens, either contractual or arising by operation of law in the ordinary course of business or incident to the construction or improvement of any property, including liens on such property, cash and the Proposed Surety Collateral securing reimbursement obligations for Surety Bonds procured in the ordinary course of business (provided that the aggregate amount of cash collateral and outstanding face amount of Letters of Credit provided to issuers of such Surety Bonds may not exceed the amount specified from time to time by the Administrative Agent in a notice to the Borrower; provided further that (A) if the Administrative Agent receives written directions from the Required Lenders as to such amount, the Administrative Agent shall follow such directions, and (B) in no event may the Administrative Agent specify an amount which is less than such amount previously specified by the Administrative Agent);

Section 3. The following definitions contained in Section 1.1 of the Credit Agreement are hereby amended to read in their entirety as follows:

“Applicable Margin” means 2% with respect to the Prime Rate Tranche and 3% with respect to the Letter of Credit Fee.

“EBITDA” means, with respect to any Person and for any period of its determination, the consolidated net income (excluding any extraordinary gains or losses and all non-cash items, including depreciation, amortization and non-recurring charges) of such Person for such period, plus the Interest Expense and income taxes of such Person for such period, provided that, notwithstanding anything herein to the contrary, for the purposes of calculating EBITDA, the following shall be disregarded: (a) impairment to goodwill calculated in accordance with FASB Statement No. 142, Goodwill and Other Intangibles; (b) the prepayment premium due under the Senior Subordinated Note Indentures in connection with the Contemplated Senior Subordinated Note Retirement; (c)

losses from the write-down or write-off of the value of future (to the extent made pursuant to current commitments heretofore disclosed to the Banks in writing) and current investments in Energy Photovoltaics, Inc. and Entertech Capital Partners II L.P, and (d) up to a limit of $1,500,000, out-of-pocket expenses of the Borrower (including expenses of the Administrative Agent paid by the Borrower) incurred directly in connection with the Agreement and Fourth Amendment to Credit Agreement dated as of December 10, 2004, to the extent both incurred and paid before March 31, 2005.

“Event of Default” has the meaning specified in Section 6.1; provided that a breach of Section 5.5(a) or (d) as reflected in the monthly financial statements delivered in accordance with Section 5.2(b) dated the end of a calendar month which is also the end of a calendar quarter shall be a “Default” (and not an Event of Default) for all purposes under the Credit Documents; provided, further, that if the quarterly financial statements for such calendar quarter delivered in accordance with Section 5.2(b) reflect that there has been a breach of either of such Sections, then each such breach shall be an Event of Default but if such quarterly financial statements do not reflect that there has been a breach of either of such Sections, then any Default resulting from a breach of either such Section as reflected in the monthly financial statements shall be deemed cured without any further action by any party.

“Prepayment Proceeds” means (a) the Asset Sale Percentage of all Net Cash Proceeds (including, if applicable, cash proceeds received over time as and when the same are received) from an Asset Sale; (b) 75% of all net cash proceeds (including, if applicable, cash proceeds received over time as and when the same are received) from Eligible Junior Interest Sales; (c) an amount equal to the outstanding principal amount of the Optional Issuance Senior Convertible Notes upon the issuance of the Optional Issuance Senior Convertible Notes, and (d) $5,000,000 upon the Surety Collateral Release.

“Revolving Loan Maturity Date” means January 13, 2006; provided that if the Extension Conditions are satisfied on such date, then the Revolving Loan Maturity Date shall be automatically extended to January 12, 2007.

Section 4. Section 2.1(c)(ii) of the Credit Agreement is hereby amended to read in its entirety as follows:

(ii) Upon the Surety Collateral Release or any Asset Sale, Junior Interests Sale or issuance of Senior Convertible Notes by any Restricted Entity consummated before the payment in full of the Term Loan, the Borrower shall use the related Prepayment Proceeds to prepay, on the date of such release or the date of the receipt of such proceeds, (A) first, the principal of the Prime Rate Tranche with respect to the Term Loan; (B) second, the principal of the LIBOR Tranches of the Term Loan, selected in such order as to minimize the unpaid accrued interest thereon and costs to be paid by the Borrower pursuant to Section 2.7 (and such unpaid accrued interest and costs shall be in addition to the mandatory prepayment due under this Section 2.1(c)(ii)); (C) third, the unpaid accrued interest on the Prime Rate Tranche with respect to the Term Loan, and (D) fourth, the unpaid principal of and accrued interest on the Revolving Loan as required by Section 2.2(c)(ii); none of the requirements of Section 2.1(c)(i) with respect to the prepayment of the Term Loan shall be applicable to mandatory prepayments under this Section 2.1(c)(ii); provided that if (x) the Surety Collateral Release or any Asset Sale, Junior Interests Sale or issuance of Senior Convertible Notes by any Restricted Entity occurs before March 31, 2005, then the related Prepayment Proceeds shall be used as described in clauses (A), (B) and (C) above until the outstanding principal balance of the Term Loan is $14,000,000, and the balance shall be used as described in clause (D) above.

Section 5. The second sentence of Section 2.1(c)(iii) of the Credit Agreement is hereby amended to read in its entirety as follows:

The amount of each voluntary or mandatory principal prepayment under the Term Loan pursuant to this Section 2.1(c) shall be applied to the then-remaining principal installments of the Term Loan in order of maturity.

Section 6. Section 2.1(d) of the Credit Agreement is hereby amended to read in its entirety as follows:

(d) Repayment. On the last Business Day of each month indicated below, the Term Loan shall not exceed the corresponding amount indicated below (depending on whether the Surety Collateral Release has occurred):

Last Business Day of	Term Loan if Surety Collateral Release has not occurred	Term Loan if Surety Collateral Release has occurred
December 2004	$32,928,570	$27,928,570
March 2005	$20,428,570	$15,428,570
June 2005	$7,928,570	$2,928,570
September 2005	-0-	-0-

Section 7. Section 2.2(c)(ii) of the Credit Agreement is hereby amended to read in its entirety as follows:

(ii) Upon the Surety Collateral Release or any Asset Sale, Junior Interests Sale or issuance of Senior Convertible Notes by any Restricted Entity, the Borrower shall use the Prepayment Proceeds remaining after the payment in full of the Term Loan (if required by Section 2.1(c)(ii)) to prepay, on the date of such release or the receipt of such proceeds, (A) first, the principal of the Prime Rate Tranche with respect to the Revolving Loan; (B) second, the principal of and unpaid accrued interest on the LIBOR Tranches of the Revolving Loan, selected in such order as to minimize the costs to be paid by the Borrower pursuant to Section 2.7 (and such costs shall be in addition to the mandatory prepayment due under this Section 2.1(c)(ii)), and (C) third, the unpaid accrued interest on the Prime Rate Tranche with respect to the Revolving Loan, with any proceeds remaining thereafter to be deposited in the Letter of Credit Collateral Account until the Net Letter of Credit Exposure is zero and any balance to be retained by the Restricted Entities. If the aggregate outstanding principal amount of the Revolving Loan Borrowings plus the aggregate outstanding principal amount of Swing Line Loans plus the Letter of Credit Exposure ever exceeds the Revolving Loan Commitments, then a prepayment on the Revolving Loan Borrowings and Swing Line Loans in the amount of such excess shall be immediately due and payable and, upon the repayment of the Revolving Loan Borrowings and the Swing Line Loans in full (with application to the Prime Rate Tranche and LIBOR Tranches of the Revolving Loan as described in the immediately preceding sentence), the Borrower shall immediately deposit the remainder in the Letter of Credit Collateral Account. None of the requirements of Section 2.2(c)(i) with respect to the prepayment of the Revolving Loan shall be applicable to mandatory prepayments under this Section 2.2(c)(ii).

Section 8. Section 2.2(e) of the Credit Agreement is hereby amended to read in its entirety as follows:

(e) Reduction of Commitments. The Revolving Loan Commitments is $82,071,430. The Borrower shall have the right, upon at least three Business Days’ irrevocable notice to the Administrative Agent, to terminate in whole or reduce ratably in part the Available Revolving Loan Commitments; provided that each voluntary partial reduction shall be in the aggregate amount of $1,000,000 or in integral multiples of $1,000,000 in excess thereof. Immediately upon the Surety Collateral Release and each receipt of Prepayment Proceeds from an Asset Sale, Junior Interests Sale or the issuance of the Optional Issuance Senior Convertible Notes after the Term Loan has been paid in full, the Revolving Loan Commitments shall be automatically and mandatorily reduced by the amount of the related Prepayment Proceeds, until such time as the Revolving Loan Commitments is equal to $76,000,000 (but such limit shall not apply if such Prepayment Proceeds are related to the Surety Collateral Release or a payment made pursuant to Section 5.5(f)). Any voluntary or mandatory reduction or termination of the Revolving Loan Commitments pursuant to this Section 2.2(e) shall be permanent, with no obligation of the Banks to reinstate such Revolving Loan Commitments, and the facility fees provided for in Section 2.5(a) shall thereafter be computed (among other factors) on the basis of the Revolving Loan Commitments, as so reduced.

Section 9. The third sentence of Section 2.3(a) of the Credit Agreement is hereby amended to read in its entirety as follows:

No Letter of Credit may have an expiration date later than the date one year after the then-scheduled Revolving Loan Maturity Date.

Section 10. Section 2.3(d) of the Credit Agreement is hereby amended to read in its entirety as follows:

(d) Cash Collateralization of Letters of Credit. In the event that any Letters of Credit shall be outstanding according to their terms after the Revolving Loan Maturity Date, the Borrower shall pay to the Administrative Agent an amount equal to the Net Letter of Credit Exposure to be held in the Letter of Credit Collateral Account and applied in accordance with paragraph (g) below.

Section 11. Section 2.5(a) of the Credit Agreement is hereby amended to read in its entirety as follows:

(a) Facility Fees. The Borrower shall pay to the Administrative Agent for the ratable benefit of the Banks a facility fee of 1% per annum on the sum of the Total Exposure, payable quarterly in advance. The facility fee shall be calculated as of, and due and payable on, December 10, 2004 and on the same day of each March, June, September and December thereafter, for such date through the next such date (or, in the case of such date immediately before the Revolving Loan Maturity Date then in effect, through the Revolving Loan Maturity Date) and shall not be refundable for any reason (including but not limited any subsequent reduction of the Total Exposure after the date as of which any such facility fee was calculated or the acceleration of the Revolving Loan Maturity Date).

The unpaid commitment fee accrued through December 10, 2004 under Section 2.5(a) of the Credit Agreement before giving effect to this Amendment plus the facility fee due on December 10, 2004 shall be due and payable on December 10, 2004.

Section 12. Section 5.2(b) of the Credit Agreement is hereby amended to read in its entirety as follows:

(b) Monthly and Quarterly Reports. As soon as available and in any event not later than 25 days after the end of each calendar month and 45 days after the end of each calendar quarter, and in each case in form and substance acceptable to the Administrative Agent, (i) a copy of the internally prepared consolidated financial statements of the Borrower for such month or quarter, as the case may be, and for the fiscal year to date period ending on the last day of such month or quarter, including therein the consolidated balance sheets of the Borrower as of the end of such month or quarter and the consolidated statements of income, and cash flows for such month or quarter and for such fiscal year to date period, setting forth the consolidated financial position and results of the Borrower for such month or quarter and fiscal year to date period, all in reasonable detail and duly certified by a Responsible Officer of the Borrower as having been prepared in accordance with generally accepted accounting principles, including those applicable to interim financial reports which permit normal year end adjustments and do not require complete financial notes (it being understood that the monthly financial reports at the end of any calendar quarter may be different than the quarterly financial statements), (ii) a completed Compliance Certificate duly certified by a Responsible Officer of the Borrower, and (iii) a completed Contract Status Report duly certified by a Responsible Officer of the Borrower;

Section 13. Effective as of June 30, 2004, Section 5.5 of the Credit Agreement is hereby amended to read in its entirety as follows:

(a) Minimum EBITDA. As of the last day of each calendar month indicated below, the Borrower shall have consolidated EBITDA for the three months then ending of at least the corresponding amount indicated below:

Three Months Ending	Minimum EBITDA
December 31, 2004	$2,580,000
January 31, 2005	$2,651,000
February 28, 2005	$2,793,000
March 31, 2005	$3,094,000
April 30, 2005	$3,884,000
May 31, 2005	$4,868,000
June 30, 2005	$6,073,000
July 31,2005	$6,792,000
August 31, 2005	$7,628,000
September 30, 2005	$8,044,000
October 31, 2005	$7,591,000
November 30, 2005	$6,591,000

Compliance with this paragraph (a) shall be determined in the applicable Compliance Certificate based upon the financial reports contained in Schedule A of the Compliance Certificate.

(b) Maximum Credit Obligations to EBITDA Ratio. As of the last day of each fiscal quarter of the Borrower, the Borrower shall not permit the ratio of (1) the sum of the Term Loan, the Revolving Loan, the Swing Line Loan and the Letter of Credit Exposure as of end of such fiscal quarter to (2) the Core Group EBITDA of the Borrower for the preceding four fiscal quarters then ended, to be greater than (A) 2.50 to 1 as of December 31, 2004; (B) 2.25 to 1 as of March 31, 2005; (C) 2.00 to 1 as of June 30, 2005, and (D) 1.75 to 1 as of the end of each fiscal quarter thereafter. Compliance with this paragraph (b) shall be determined in the applicable Compliance Certificate based upon the financial reports contained in Schedule A of such Compliance Certificate.

(c) Minimum Interest Coverage Ratio. As of the last day of each fiscal quarter, the Borrower shall not permit the ratio of (i) the Core Group EBITDA of the Borrower for the preceding four fiscal quarters then ended to (ii) Interest Expense of the Borrower for the preceding four fiscal quarters then ended to be less than 1.20 to 1 as of December 31, 2004 and each fiscal quarter thereafter. Compliance with this paragraph (c) shall be determined in the applicable Compliance Certificate based upon the financial reports contained in Schedule A of such Compliance Certificate.

(d) Minimum Core Group EBITDA. As of the last day of each calendar month indicated below, the Borrower shall have a Core Group EBITDA for the three months then ending of at least the corresponding amount indicated below:

Three Months Ending	Minimum Core Group EBITDA
December 31, 2004	$3,711,000
January 31, 2005	$3,950,000
February 28, 2005	$4,209,000
March 31, 2005	$5,010,000
April 30, 2005	$6,124,000
May 31, 2005	$7,367,000
June 30, 2005	$8,400,000
July 31,2005	$9,115,000
August 31, 2005	$9,996,000
September 30, 2005	$10,582,000
October 31, 2005	$10,112,000
November 30, 2005	$9,154,000

But each amount specified as “Minimum Core Group EBITDA” above shall be automatically reduced if any Subsidiary which was a member of the Core Group ceases to be a member of the Core Group, starting with the month as of which such Subsidiary sells all or substantially all of its assets, by multiplying such amount by the quotient of (x) the Core Group EBITDA of the continuing members of the Core Group divided by (y) the Core Group EBITDA of such Subsidiary and the continuing members of the Core Group, and upon each such reduction (1) the Borrower shall give notice of the new minimum Core Group EBITDA amounts as part of the Compliance Certificate delivered for such month and (2) the schedule above shall be automatically amended to reflect such reduced amounts (and if another Subsidiary which was a member of the Core Group ceases to be a member of the Core Group, then the same process shall be followed to reduce the minimum Core Group EBITDA, starting with the amended minimum Core Group EBITDA). Compliance with this paragraph (d) shall be determined in the applicable Compliance Certificate based upon the financial reports contained in Schedule A of the Compliance Certificate.

(e) Asset Coverage Ratio. As of the last day of each calendar month, beginning with November 2004, the Borrower shall not permit the ratio of (1) 70% of consolidated Unbonded Accounts Receivable to (2) the sum of (i) the Revolving Loan plus (ii) the Letter of Credit Exposure plus (iii) the Term Loan plus (iv) the Swing Line Loan to be less than 1.00 to 1. Compliance with this paragraph (e) shall be determined in a report, duly certified by a Responsible

Officer of the Borrower and delivered no later than 25 days after the end of the relevant calendar month.

(f) One-Time Waiver. If (1) as of the end of the last day of any calendar month, the Borrower elects to have the Banks waive compliance with either or both of the covenants contained in Sections 5.5(a) and (d); (2) both consolidated EBITDA and Core Group EBITDA of the Borrower for the three months then ending are greater than one-half of the respective amounts required by Sections 5.5(a) and (d); (3) no later than the delivery of the related Compliance Certificate, the Borrower makes a prepayment on the Term Loan and, to the extent necessary, the Revolving Loan in the aggregate principal amount of $3,000,000, such prepayment to be (x) identified in a contemporaneous notice to the Administrative Agent as a prepayment being made for the purpose of obtaining a waiver in accordance with this Section and (y) considered Prepayment Proceeds from an Asset Sale for purposes of Sections 2.1(c)(ii), 2.2(c)(ii) and 2.2(e), and (4) the Borrower had not theretofore used the benefits of this Section 5.5(f), then the Banks shall be deemed to have waived compliance with such Section(s) and the same shall not be considered a Default or Event of Default for any purpose hereunder; provided that this waiver shall apply only to such default(s) of such Section(s), and not to any other Default or Event of Default which may then exist or any default under either of such Section(s) which may thereafter exist.

Section 14. Section 6.1(k) of the Credit Agreement is hereby amended to read in its entirety as follows:

(k) Certain Events. (i) There shall occur any default or event of default (and such event or condition is not cured within the applicable grace period, if any), however denominated, under the Senior Convertible Notes, the Senior Subordinated Notes, the Senior Convertible Note Indenture, either Senior Subordinated Note Indenture, any Subordinated Debt or any Subordinated Debt Indenture; (ii) any modification shall be made to the subordination provisions or economic terms of the Senior Convertible Notes, the Senior Subordinated Notes, the Senior Convertible Note Indenture, either Senior Subordinated Note Indenture, any Subordinated Debt or any Subordinated Debt Indenture without the prior written consent of the Majority Banks, or (iii) any “Change of Control Offer” (or any other defined term having a similar purpose) as defined in the Senior Convertible Note Indenture, either Senior Subordinated Note Indenture or any Subordinated Debt Indenture shall occur.

Section 15. Conversion of LIBOR Tranches. Effective as of the date hereof, all outstanding LIBOR Tranches of the Term Loan and of the Revolving Loan shall be automatically converted to the Prime Rate Tranche of the Term Loan and of the Revolving Loan, respectively. The Banks’ commitments to create LIBOR Tranches is hereby suspended and all subsequent requests for LIBOR Tranches shall be deemed to be requests for Prime Rate Borrowings or continuations and conversions of the Prime Rate Tranche, as applicable.

Section 16. Release of Proposed Surety Collateral. The Administrative Agent is hereby directed to release the Lien on the Proposed Surety Collateral securing the Credit Obligations upon the request of the Borrower and confirmation that, contemporaneous with such release, the Restricted Entities will grant a Lien on the Proposed Surety Collateral to secure obligations with respect to Surety Bonds then or thereafter obtained by the Restricted Entities. In connection therewith, the Administrative Agent is hereby directed to execute and deliver such documentation as the issuer of the Surety Bonds may reasonably request in connection with the release of the Proposed Surety Collateral.

Section 17. Conditions. This Amendment shall not become effective until (a) this Amendment has been executed and delivered by the Borrower and the Majority Banks; (b) the Borrower shall have paid to the Administrative Agent, for the account of each Bank, (1) the commitment fee and facility fee as set forth in Section 11 of this Amendment and (2) any breakage costs due under Section 2.7 of the Credit Agreement as a consequence of the conversion of the LIBOR Tranches as set forth in Section 15 of this Amendment; (c) the Borrower shall have delivered to the Administrative Agent (1) a certificate of the Secretary or an Assistant Secretary as to the resolutions of the Board of Directors of the Borrower authorizing the execution and delivery of this Amendment and (2) the notice of the members of the Core Group, and (d) the Administrative Agent shall have received such other documents and instruments as it may reasonably request; provided, however, that if all of such conditions are not satisfied by 5:00 p.m., Houston time, on December 10, 2004, then this Amendment shall be of no force or effect.

Section 18. Representations True; No Default. The Borrower represents and warrants that the representations and warranties contained in the Credit Documents are true and correct in all material respects on and as of the date hereof as though made on and as of such date. The Borrower hereby certifies that no event has occurred and is continuing which constitutes a Default or an Event of Default.

Section 19. Ratification. Except as expressly amended hereby, the Loan Documents shall remain in full force and effect. The Credit Agreement, as hereby amended, and all rights and powers created thereby or thereunder and under the other Credit Documents are in all respects ratified and confirmed and remain in full force and effect. In particular, the Borrower acknowledges and agrees that the amendment of certain provisions of the Credit Agreement to allow for the issuance of the Senior Convertible Notes does not constitute an amendment of Section 5.5 of the Credit Agreement.

Section 20. Release. The Borrower, for itself and its successors, assigns, receivers, trustees, shareholders, directors, officers, employees and agents, hereby RELEASES, ACQUITS and FOREVER DISCHARGES the Administrative Agent and each Bank, and each of their respective predecessors, successors, assigns, representatives, officers, directors, employees, attorneys and agents (collectively, the Administrative Agent, the Banks and the above-described Persons receiving a release hereunder are hereinafter referred to as the “Released Parties”), from any and all “Claims,” as that term is defined below, which the Borrower may have against any of the Released Parties that directly or indirectly arise in connection with the Credit Documents, the transactions contemplated thereby, the Credit Obligations, or the servicing or administration of the Credit Obligations, including, but not limited to, Claims:

(a) based upon or arising out of breach of contract, breach of commitment, breach of promise or representation, breach of funding commitment or other commitments or breach of obligations of any kind;

(b) based upon or arising out of tort, violation of law or regulations, unconscionable acts, deceptive trade practices, lack of good faith or fair dealing, lack of commercial reasonableness, or breach of specific relationships, such as a partner, fiduciary, trust or confidential relationship;

(c) based upon or arising out of fraud, dominion, control, alter ego, instrumentality, misrepresentation, negligent misrepresentation, duress, coercion, undue influence, interference, negligence or gross negligence, business interruption or lost profits, slander, libel or damage to reputation;

(d) based upon or arising out of estoppel, promissory estoppel or waiver;

(e) disputing, contesting or objecting to the validity or enforceability of the Credit Obligations or any Credit Document or any claim, rights, remedies, obligations and indebtedness thereunder;

(f) arising out of, connected with, or resulting from usury or penalty or damages therefor, from any advances or loans, or from the contracting for, charging, taking, reserving, collecting or receiving interest in excess of the Highest Lawful Rate;

(g) based upon or arising out of any alleged breach by the Administrative Agent or any Bank of an alleged promise to the Borrower regarding the Credit Obligations or the Credit Documents;

(h) based upon or arising out of any alleged misrepresentation to the Borrower relating to the Credit Obligations or the Credit Documents;

(i) based upon or arising out of any alleged intentional or negligent infliction of mental distress, tortuous interference with contractual relations, tortuous interference with governance or prospective business advantage, or mistake;

(j) based upon or arising out of any negotiations or discussions between the Borrower, on one hand, and the Administrative Agent or any Bank, on the other hand;

(k) based upon or arising out of any act, failure to act, event, omission, transfer, payment or transaction occurring on or before the date hereof; and

(l) for damages, injunctive relief, and attorneys’ fees.

The purpose of this Section is to release Claims. Nothing in this Section is an admission of merit or liability regarding any Claim released herein. In any action, claim, lawsuit or proceeding by the Administrative Agent or any Bank to enforce or interpret this Section, (x) the Borrower shall be obligated and liable to pay the attorneys fees and expenses of the Administrative Agent and the Banks and (y) the Administrative Agent and the Banks, in addition to all other relief, shall be entitled to an award against the Borrower for their attorneys’ fees and expenses, including attorneys’ fees and costs on appeal.

Section 21. Claims. As used herein, “Claims” shall mean any and all claims, counterclaims, demands, actions, causes of actions, suits, debts, costs, dues, sums of money, accounts, bonds, bills, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, expenses, obligations and liabilities whatsoever, known or unknown, at law or in equity, irrespective of whether such Claims arise out of contract, tort, violation of laws or regulations or otherwise, which the Borrower or any of its Subsidiaries ever had, now has or hereafter can, shall or may have against any Released Party for, upon, or by reason of any act, event, conduct, omission, matter, cause or thing whatsoever from any time before the date hereof.

Section 22. No Transfer; No Other Claim. The Borrower represents and warrants to the Administrative Agent and each Bank that the Borrower (a) has not assigned or otherwise transferred to any Person any alleged Claim that the Borrower had, has or may have had against any Released Party and (b) is not aware of any events, facts or grounds that provide, or could provide, for any dispute, Claim, action, lawsuit, arbitration or administrative claim of any sort against any Released Party.

Section 23. Definitions and References. Any term used herein that is defined in the Credit Agreement shall have the meaning therein ascribed to it. The terms “Agreement” and “Credit Agreement” as used in the Credit Documents or any other instrument, document or writing furnished to the Administrative Agent or any Bank by the Borrower and referring to the Credit Agreement, shall mean the Credit Agreement as hereby amended.

Section 24. Miscellaneous. This Amendment (a) shall be binding upon and inure to the benefit of the Borrower, the Banks, the Administrative Agent and their respective successors, assigns, receivers and trustees (but the Borrower shall not assign its rights hereunder without the express prior written consent of the Majority Banks); (b) may be modified or amended only by a writing signed by the party against whom the same is to be enforced; (c) may be executed in several counterparts, and by the parties hereto on separate counterparts, and each counterpart, when so executed and delivered, shall constitute an original agreement, and all such separate counterparts shall constitute but one and the same agreement, and (e) together with the other Credit Documents, embodies the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements, consents and understandings relating to such subject matter.

THE CREDIT DOCUMENTS (INCLUDING THIS AMENDMENT) REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER: INTEGRATED ELECTRICAL SERVICES, INC.

By:
Name:
Title:

BANKS: JPMORGAN CHASE BANK, N.A.

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION

By:
Name:
Title:

BANK OF SCOTLAND

By:
Name:
Title:

[Unnumbered signature page to Integrated Electrical Services, Inc.

Agreement and Fourth Amendment to Credit Agreement]

LaSALLE BANK NATIONAL ASSOCIATION

By:
Name:
Title:

WELLS FARGO BANK, N.A.

By:
Name:
Title:

SOUTHWEST BANK OF TEXAS, N.A.

By:
Name:
Title:

FIRST AMERICAN BANK, SSB HOUSTON

By:
Name:
Title:

ALLIED IRISH BANK, P.L.C.

By:
Name:
Title:

By:
Name:
Title:

[Unnumbered signature page to Integrated Electrical Services, Inc.

Agreement and Fourth Amendment to Credit Agreement]

AIB DEBT MANAGEMENT LIMITED

By:
Name:
Title:

By:
Name:
Title:

REGIONS BANK

By:
Name:
Title:

FIRST BANK & TRUST

By:
Name:
Title:

HIBERNIA NATIONAL BANK

By:
Name:
Title:

[Unnumbered signature page to Integrated Electrical Services, Inc.

Agreement and Fourth Amendment to Credit Agreement]

RZB FINANCE LLC

By:
Name:
Title:

By:
Name:
Title:

[Unnumbered signature page to Integrated Electrical Services, Inc.

Agreement and Fourth Amendment to Credit Agreement]